As filed with the Securities and Exchange Commission on September 22, 2023

Registration No. 333-249493

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMV Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	2834	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

130 Eileen Stubbs Avenue, Suite 19

Dartmouth, Nova Scotia B3B 2C4, Canada

(902) 492-1819

(Address and telephone number of Registrant’s principal

executive offices)

C T Corporation

28 Liberty Street

New York, New York 10005

1-212-894-8940

(Name, address, including zip code, and telephone number,

including area code, of agent for service in the United States)

Copies to:

Brittany Davison IMV Inc. 130 Eileen Stubbs Avenue, Suite 19 Dartmouth, Nova Scotia B3B 2C4 Canada Telephone: (902) 492-1819	Thomas M. Rose Troutman Pepper Hamilton Sanders LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 United States Telephone: (757) 687-7715

Approximate date of commencement of proposed sale to the

public:

Not Applicable

Province of Nova Scotia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check the appropriate box below).

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE

This post-effective amendment relates to Registration Statement No. 333-249493 filed October 15, 2020 (the “Registration Statement”) by IMV Inc. (the “Registrant”) with the Securities and Exchange Commission pertaining to the offering by the Registrant of up to US$200,000,000 of preferred shares, common shares, subscription receipts, and warrants of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time (the “Offering”).

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the Offering and to withdraw and remove from registration and deregister certain securities originally registered by the Registrant pursuant to the Registration Statement.

In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities which had been registered for issuance but remain unsold or unissued at the termination of the Offering, the Registrant hereby terminates the effectiveness of the Registration Statement, and removes and withdraws from registration any and all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this post-effective amendment on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dartmouth, Province of Nova Scotia, Canada, September 22, 2023.

IMV Inc.

By:	/s/ Brittany Davison
Name: Brittany Davison
Title: Chief Accounting Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment on Form F-10 has been signed by the following persons in the capacities indicated on September 22, 2023.

Signature	Title

/s/ Andrew Hall	Chief Executive Officer and Director
Andrew Hall	(principal executive officer)

/s/ Brittany Davison	Chief Accounting Officer and Director
Brittany Davison	(principal financial and accounting officer)

/s/ Michael P. Bailey	Chair of the Board
Michael P. Bailey

/s/ Michael Kalos	Director
Michael Kalos

/s/ Shabnam Kazmi	Director
Shabnam Kazmi

/s/ Kyle Kuvalanka	Director
Kyle Kuvalanka

/s/ Saman Maleki	Director
Saman Maleki

/s/ Markus Warmuth	Director
Markus Warmuth

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this post-effective amendment on Form F-10, solely in the capacity of the duly authorized representative of IMV Inc. in the United States, on September 22, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director